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                                                                    EXHIBIT 23.1




                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Logility, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 of Logility, Inc. of our reports dated June 19, 1998, relating to the combined balance sheets of Logility, Inc. and subsidiaries as of April 30, 1998 and 1997, and the related combined statements of operations, stockholders= equity, and cash flows for each of the years in the three year period ended April 30, 1998, and related schedule, which reports appear in the April 30, 1998 Annual Report on Form 10-K of Logility, Inc.


                                    /s/

                                    KPMG PEAT MARWICK LLP



Atlanta, Georgia
August 28, 1998